Exhibit d.8

BENEFICIAL OWNER ELECTION FORM INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the “Common Stock”) of Allied Capital Corporation (the “Company”).

      This will instruct you whether to exercise Rights to purchase shares of the Company’s Common Stock distributed with respect to the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Company’s prospectus dated October      , 2002 and the related “Instructions as to Use of Allied Capital Corporation Subscription Certificates.”

      Box 1. [ ] Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. [ ]	Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

Estimated
	Number of		Subscription	Subscription
	Rights		Price	Payment

Basic Subscription Right:		x	$	$	(Line 1)

Over-Subscription Right:		x	$	$	(Line 2)

Total Payment Required =	$	(Sum of Lines 1 and 2; must equal total of amounts in Box 3.)

      Box 3. [ ] Payment in the following amount is enclosed $                     .

Box 4. [ ]	Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $

Signature(s)

Please type or print name(s):

Date:                        , 2002